EXHIBIT 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2023

ELK GROVE VILLAGE, Ill, May 18, 2023 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services (“EMS”) provider (“Company”), today reported revenues and earnings for the fiscal quarter ended January 31, 2023.

Revenues decreased $0.5 million, or 0.5 percent, to $93.2 million in the third quarter of fiscal 2023 from $93.7 million for the same quarter in the prior year. Net loss for the third quarter ended January 31, 2023 was $23,077,664, compared to a net loss of $2,724,297 for the same period in the prior year. The net loss for the third quarter ended January 31, 2023 includes a charge of $23,096,771 for an impairment of goodwill and long-term assets and the net loss for the third quarter ended January 31, 2022 includes a charge of $6,300,235 for an impairment of notes receivable and a long-term investment. Basic and diluted loss per share was $3.80 for the quarter ended January 31, 2023, compared to basic and diluted loss per share of $0.58 each for the same quarter ended January 31, 2022.

For the nine months ended January 31, 2023, revenues increased $27.9 million, or 10 percent, to $307.5 million compared to $279.6 million for the same period in the prior year. Net loss for the nine-month period ended January 31, 2023 was $20,829,117, compared to a net income of $9,222,624 for the same period in the prior year. As noted above, the net loss for the nine months ended January 31, 2023 includes a charge of $23,096,771 for an impairment of goodwill and long-term assets and the net loss for the nine months ended January 31, 2022 includes a charge of $6,300,235 for an impairment of notes receivable and a long-term investment. Basic and diluted loss per share for the nine months ended January 31, 2023, was $3.43, compared to basic and diluted loss per share of $2.08 and $1.97, respectively, for the nine months ended January 31, 2022.

Gary R. Fairhead, Chairman and Chief Executive Officer, said, “As previously reported via our press release on May 4, 2023, SigmaTron reached an agreement with its secured lenders going forward and sold a majority position of its wholly owned subsidiary, Wagz, Inc. (“Wagz”). As of the end of the third quarter, the Company concluded that under GAAP, the carrying amounts for goodwill and long-lived asset groups were impaired and the Company would incur non-cash impairment charges of approximately $21.3 million. These impairment charges coupled with Wagz’ operating losses resulted in the Company’s failure to maintain certain financial covenants. Now that the covenant violations have been waived, the agreements amended and the majority position in Wagz has been sold, the Company is able to file its third quarter results.

“As stated in the May 4 press release, the Company’s core business, EMS, has remained strong during this entire period. It remains strong during the fourth quarter as well, but the Company still has significant write-offs that it will take during the fourth quarter as it concluded the Wagz transaction. All financial commitments related to Wagz have been paid in full and cash will no longer be consumed going forward. The backlog for the EMS business remains strong from existing customers and several new opportunities look promising. The volatility of the electronic component market has subsided slightly, but there are still significant issues in terms of price, lead time and predictability in terms of delivery. Also, with filing our third quarter results, the Company will no longer be out of compliance with NASDAQ requirements. We fully expect that the fourth quarter and fiscal year end statements will be filed on time.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in one reportable segment as an independent provider of electronic manufacturing services (“EMS”). The Company includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. SigmaTron International, Inc. and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center (“IPO”) in Taipei, Taiwan. The Company also provides design services in Elgin, Illinois, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the risks inherent in any merger; the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the impact acts of war may have to the supply chain; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the costs of borrowing under the Company’s senior and subordinated credit facilities, including under the rate indices that replaced LIBOR; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 and variants which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, and caused plant closings or reduced operations thus reducing output at those facilities; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion in Ukraine and related sanctions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
Gary R. Fairhead
1-800-700-9095

CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2023	2022	2023	2022

Net sales	93,219,753	93,682,451	307,469,352	279,638,499

Cost of products sold	82,193,416	81,257,305	271,443,967	245,853,289

Gross profit	11,026,337	12,425,146	36,025,385	33,785,210

Selling and administrative expenses	9,154,376	7,758,582	27,260,751	20,675,353
Impairment of notes receivable and investment	-	6,300,235	-	6,300,235
Impairment of goodwill and other long-lived assets	23,096,771	-	23,096,771	-

Operating (loss) income	(21,224,810)	(1,633,671)	(14,332,137)	6,809,622

Gain on extinguishment of long-term debt	-	-	-	(6,282,973)
Other expense	1,909,630	346,218	4,768,389	855,106

(Loss) income before income tax	(23,134,440)	(1,979,889)	(19,100,526)	12,237,489

Income tax (benefit) expense	(56,776)	744,408	1,728,591	3,014,865

Net (loss) income	($23,077,664)	($2,724,297)	($20,829,117)	$9,222,624

Net (loss) income per common share - basic	($3.80)	($0.58)	($3.43)	$2.08

Net (loss) income per common share - assuming dilution	($3.80)	($0.58)	($3.43)	$1.97

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,071,288	4,729,619	6,067,161	4,682,598

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2023	2023

Assets:

Current assets	$229,588,923	$218,944,139

Machinery and equipment-net	34,555,988	35,973,215

Deferred income taxes	710,928	856,863
Intangibles	2,174,836	12,409,478
Goodwill	-	13,320,534
Other assets	10,172,502	12,127,048

Total assets	$277,203,177	$293,631,277

Liabilities and stockholders' equity:

Current liabilities	$198,409,091	$132,501,195

Long-term obligations	10,914,697	72,796,085

Stockholders' equity	67,879,389	88,333,997

Total liabilities and stockholders' equity	$277,203,177	$293,631,277